Exhibit 10.2

SEPARATION AGREEMENT

This Separation Agreement and Release of Claims (the “Agreement”) confirms the agreement between you and Life360, Inc. (the “Company”) regarding the termination of your employment with the Company and offers you the consideration described below in exchange for a general release of claims. Capitalized but undefined terms have the definitions set forth in that certain Employment Agreement between you and the Company dated November 22, 2021, as amended on or about April 11, 2022 (collectively the “Employment Agreement”). You acknowledge that, effective January 1, 2023, your employment transitioned from Tile, Inc. to the Company, with the rights and obligations pertaining to your employment with Tile, Inc. under the Employment Agreement transferring to your employment with the Company, such that the terms of your employment with the Company are the same as those of your employment with Tile, Inc., including, but not limited to, the transfer of the provisions of Paragraphs 6 and 7 of the Employment Agreement being applicable, as of January 1, 2023, to your employment with the Company and without the transition of your employment from Tile, Inc. to the Company having triggered any entitlement to any payment, accelerated vesting, or any other entitlement under Paragraphs 6 or 7 of the Employment Agreement except as otherwise set forth herein.

1.Resignation and Extension of Separation Date. You have indicated your intent to resign from your employment with the Company for Good Reason pursuant to the terms of the Employment Agreement. In exchange for the promises and releases herein, the Company agrees to extend your employment as detailed herein, rather than accept your resignation effective immediately or terminate your employment immediately. The Company agrees to allow you to remain in your current position with the Company until the earlier of a) 30 calendar days after the company hires a new Chief Operating Officer or equivalent role per the Company’s sole discretion or b) September 2, 2023, at which time you will resign from your employment with the Company (“Separation Date”). The Company agrees, as a term of this Agreement, to treat your resignation as being for Good Reason in exchange for your promises made herein. After the Separation Date, you will not say or do anything to any individual or entity in which you purport to bind the Company or any of its affiliates. You agree to remain bound by the provisions of the Employment Agreement through the Separation Date and bound by any terms and obligations thereof that continue by their terms and under applicable law after the Separation Date. You expressly acknowledge that, except as consideration for the promises and releases herein, you are not otherwise entitled to remain employed in your current position with the Company from the date you gave notice of intent to resign through the Separation Date, and that your continued employment with the Company through the Separation Date is adequate and just consideration for your promises herein. This extended period of employment with the Company is referred to herein as the “Extension Period.”

2.Separation Pay in Exchange for Additional Release in Connection with Resignation. On or about the Separation Date, and subject to and in satisfaction of any and all obligations of the Company under Sections 6 and 7 of the Employment Agreement, the Company shall offer you a severance payment and other severance benefits in exchange for your agreement to an additional release in the form attached hereto as Exhibit C (“Second Separation Agreement”).

3.General Release. In consideration for the Extension Period, , the sufficiency of which as consideration you hereby acknowledge, to the fullest extent permitted by applicable law, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or any of their related entities, affiliated companies, predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans (collectively the “Releasees”) with respect to any matter, including (without limitation) any matter related to your employment with the Company or any other of the Releasees or the termination of that employment, including (without limitation) claims or demands related to base pay, salary, bonuses, commissions, stock, stock options, stock- based compensation or any other equity and/or ownership interests in the Company, vacation/paid time off, fringe benefits, expense reimbursements, severance pay or any other form of compensation, attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the California Labor Code, the Private Attorneys General Act (“PAGA”), the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Fair Labor Standards Act, the National Labor Relations Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Workers Adjustment and Retraining Notification Act and all other laws and regulations relating to employment. However, this release covers only those claims that arose prior to the execution of this Agreement and only those claims that may be waived by applicable law. Execution of this Agreement does not bar (a) any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement, (b) any claim for coverage under any D&O or other insurance policy, (c) any claim to indemnification under Section 2802 of the California Labor Code, any agreement with the Company or otherwise, (d) any right you have to file or pursue a claim for workers’ compensation or unemployment insurance, or (e) any rights which are not waivable as a matter of law.

You covenant not to sue any of the Releasees for any of the claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action. Further, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against any of the Releasees, except as required by law.

You understand that this agreement does not limit your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each, a “Government Agency”), except that you acknowledge and agree and hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding before the Equal Employment Opportunity Commission, the Securities and Exchange Commission, or any analogous federal, state or other government agency, to the extent allowed by applicable law. You further understand that this Agreement does not limit your ability to communicate with, or otherwise participate in any investigation or proceeding that may be conducted by, a Government Agency. Notwithstanding anything to the contrary herein, this Agreement does not limit your right to receive a statutory award for information provided to the Securities and Exchange Commission.

4.Effective Date, Acknowledgment of Waiver of Claims under ADEA. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 (ADEA) and the Older Workers Benefit Protection Act (OWBPA). You agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA or OWBPA after the Effective Date of this Agreement (defined below). You also acknowledge that the consideration given for the waiver and release herein is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you are advised hereby to consult with an attorney before signing this Agreement; (c) you have up to twenty-one (21) days from the date you receive this Agreement to execute this Agreement (although you may choose to knowingly and voluntarily execute this Agreement earlier, as signified by the date and signature below); (d) you have seven (7) days following your execution of this Agreement to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you (the “Effective Date”); (f) the Company has no obligation to provide any of the sums or consideration or perform any act referred to in this Agreement until it becomes effective and enforceable; (g) you have carefully read, and understand, all of the provisions of this Agreement; and (h) this Agreement does not affect your ability to test the knowing and voluntary nature of this Agreement. You acknowledge that any such revocation must be made by delivering a written notice of revocation to Life360, Attention: Human Resources and for such revocation to be effective, notice must be received no later than 11:59 PM (Pacific Time) on the seventh (7th) calendar day after you execute this Agreement.

5.Confidential Information and Invention Assignment Agreement. At all times in the future, you will remain bound by the Confidential Information and Invention Assignment Agreement you signed upon joining the Company, and as updated throughout your employment, and a copy of which is attached as Exhibit B, and that this Agreement does not modify or impact such Confidential Information and Invention Assignment Agreement or your obligations under such agreement in any way. You further acknowledge that as a result of your employment with the Company you have had access to the Company’s Confidential Information (as defined in Confidential Information and Invention Assignment Agreement), that you will hold all Confidential Information in strictest confidence and that you will not make use of such Confidential Information on behalf of anyone. Except as expressly provided in this Agreement, this Agreement renders null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

6.DTSA Notice. Pursuant to the federal Defend Trade Secrets Act of 2016 (“DTSA”), you shall not be held criminally or civilly liable under the federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made to the your attorney in relation to a lawsuit for retaliation against you for reporting a suspected violation of law; or (iii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and the trade secret is not disclosed except pursuant to court order. Under proper circumstances the DTSA may provide a limited exception to your obligations of confidentiality to Company.

7.Expense Reimbursements. You agree that, on or within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

8.Company Property. Within five (5) business days after your contemplated advisory period ends (or earlier if requested by the Company), you will return to the Company all Company owned documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, financial and operational information, password and account information, customer lists and contact information, prospect information, product and services information, research and development information, drawings, records, plans, forecasts, pipeline reports, sales reports, other reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, monitors, facsimile machines, mobile telephones, tablets, handheld devices, and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part and in any medium). You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above. In addition, if you have used any personally-owned computer, server, or email system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) business days after your contemplated advisory period ends (or earlier if requested by the Company), you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done.

9.Acknowledgements and Representations. You acknowledge and represent that you have not suffered any discrimination, harassment, or retaliation by any of the Releasees on account of your race, gender, national origin, religion, marital or registered domestic partner status, sexual orientation, age, disability, medical condition or any other characteristic protected by law. You acknowledge and represent that you have not been denied any leave, benefits, or rights to which you may have been entitled under the FMLA, CFRA or any other federal or state law, and that you have not suffered any job-related wrongs or injuries for which you might still be entitled to compensation or relief. You certify that you have not failed to report any work-related injuries or illnesses arising out of or in the course and scope of your employment with the Company. You further acknowledge and represent that, except as expressly provided in this Agreement, you have been paid all earned wages, bonuses, compensation, benefits and other amounts that any of the Released Parties have ever owed to you, and you understand that you will not receive any additional compensation, severance, or benefits after the Separation Date, with the exception of any vested right you may have under the terms of a written ERISA- qualified benefit plan.

10.Waiver. You expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

11.No Admission. This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns.

12.No Actions or Claims. Except as otherwise described in Paragraph 6, you represent that you have not filed any charges, complaints, grievances, arbitrations, lawsuits, or claims against the Company, with any local, state or federal agency, union or court from the beginning of time to the date of execution of this Agreement and that you will not do so at any time hereafter, based upon events occurring prior to the date of execution of this Agreement. In the event any court ever assumes jurisdiction of any lawsuit, claim, charge, grievance, arbitration, or complaint, or purports to bring any legal proceeding on your behalf, you will ask any such agency, union or court to withdraw from and/or dismiss any such action or grievance, with prejudice to the extent permitted by law.

13.Confidentiality of Agreement. You agree that this Agreement does not involve any claim against the Company or any of the Released Parties for discrimination, retaliation, sexual harassment or assault, or retaliation. Accordingly, you agree that you will not disclose to others the existence or terms of this Agreement, except that you may disclose such information to Government Agencies or to your spouse, attorney, or tax adviser if such individuals agree that they will not disclose to others the existence or terms of this Agreement, to the extent allowed under the law. This Agreement does not prevent or restrict the disclosure of factual information related to any claim filed in a civil action or a complaint filed in an administrative action regarding an act of sexual assault, an act of sexual harassment, an act of workplace harassment or discrimination, failure to prevent an act of workplace harassment or discrimination, or an act of retaliation against a person for reporting or opposing harassment or discrimination.

14.No Disparagement. You agree that you will not disparage Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under, or in concert with any of them, with any written or oral statement. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. Nothing in this section or in this Agreement shall prohibit you from providing truthful information in response to a subpoena, court order, written request from an administrative agency or legislature, or other law or legal process.

15.Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

16.Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of California (other than their choice-of-law provisions).

17.Miscellaneous. This Agreement, together with Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors, and assigns. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy or PDF will have the same force and effect as execution of an original, and a facsimile signature or PDF signature will be deemed an original and valid signature.

If this Agreement is acceptable to you, please sign and date the appropriate area below, electronically, and return the signed agreement via DocuSign on or before the 21st day after your receipt of this Agreement. The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement within this timeframe.

We wish you the best in your future endeavors.
Sincerely,
LIFE360, INC.
John Coghlan
Chairman of the Board

ACCEPTED AND AGREED

I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

Dated:	January 18, 2023	By:	/s/ CJ Prober
Charles Prober

EXHIBIT A
Consulting Agreement

This Consulting Agreement (“Agreement”) is entered into as of July 7, 2023 (“Effective Date”) by and between Life360, Inc., a Delaware corporation (“Life360”), and Charles J. Prober (“Consultant”). Life360 desires to retain Consultant as an independent contractor to perform consulting services for Life360, and Consultant is willing to perform such services, on the terms described below. In consideration of the mutual promises contained herein, the parties agree as follows:

1.Services and Compensation. Consultant agrees to perform the services described in Exhibit A (the “Services”), and Life360 agrees to pay Consultant the compensation described in Exhibit A for Consultant’s performance of the Services.

2.Confidentiality. During the course of performing the Services, Consultant may have access to, or Life360 may provide to Consultant, certain non-public or proprietary information relating to Life360’s business or the business of Life360’s affiliate(s) ("Confidential Information"). Confidential Information includes, but is not limited to, the existence and terms of this Agreement. Consultant will: (a) keep confidential all Confidential Information; (b) not make available or in any other manner disclose the Confidential Information to any third-party without Life360’s prior written consent, (c) take action and cause Consultant’s agents and all other persons or entities to whom Consultant discloses any Confidential Information to take action, as is reasonably necessary to preserve and protect the confidentiality of the Confidential Information; and (d) not use the Confidential Information for any purpose other than to perform the Services. Such confidentiality obligations will survive the expiration, termination, or cancellation of this Agreement for a period of two (2) years afterwards (or, with respect to trade secrets, until such trade secrets are no longer protected as such under applicable laws). However, Consultant may disclose Confidential Information to its agents subject to confidentiality obligations no less restrictive than those in this Agreement.

3.Ownership.

a.Assignment. Consultant agrees that all copyrightable material, notes, designs, inventions, improvements, developments and trade secrets conceived or developed by Consultant, solely or in collaboration with others, including any and all intellectual property and publicity rights (i.e., to name, photograph, social media handle, image, likeness (including caricature), biographical information, voice, appearance, and the image of property) therein, during the term of this Agreement that relate in any manner to the business of Life360 (collectively, “Inventions”), are the sole property of Life360. Consultant will assign (or cause to be assigned) and hereby assigns to Life360 all right, title and interest in Inventions and all intellectual property rights relating to all Inventions. If Consultant has any rights to the Inventions that cannot be assigned to Life360, Consultant hereby unconditionally and irrevocably assigns the enforcement of such rights to Life360 and grants Life360, its affiliates, subcontractors, agents and assignees, an exclusive (even as to Consultant), irrevocable, perpetual, worldwide, fully paid up, royalty-free license to (with the right to transfer and sublicense) such Inventions. Consultant irrevocably appoints Life360 as its attorney-in-fact to verify and execute documents and to do all other lawfully permitted acts to effectuate Consultant’s assignment of intellectual property rights in and to the Inventions as required by this Section. Consultant will obtain from third parties any agreements necessary to comply with this Section.

b.Further Assurances. Consultant agrees to assist Life360, or its designee, at Life360’s expense, in every proper way to secure Life360’s rights in Inventions and all intellectual property rights relating to all Inventions in any and all countries, including the disclosure to Life360 of all pertinent information and data with respect to all Inventions, the execution of all applications, specifications, oaths, assignments and all other instruments that Life360 may deem necessary in order to apply for and obtain such rights and in order to assign and convey to Life360, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Inventions, and all intellectual property rights relating to all Inventions. Consultant also agrees that Consultant’s obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement.

c.Pre-Existing Materials. Consultant will not incorporate into or provide in conjunction with any Invention, or create any Invention with a dependency upon any proprietary methodologies, tools, models, software, documentation, know-how, trade secrets, inventions, or works of authorship conceived or developed independently by Consultant or a third party excluding the Inventions and without the use of any Life360 Confidential Information, or any intellectual property owned or licensed to or by Life360 (collectively, “Pre-Existing Materials”) without strictly complying with all of the conditions described in this Section. If Consultant incorporates into or provides in conjunction with any Invention, or creates any Invention with a dependency upon any Pre-Existing Materials, then Consultant hereby grants, at Consultant’s sole cost and expense, Life360 (including its contractors, affiliates, and agents) a nonexclusive, royalty-free, fully paid up, irrevocable, worldwide, perpetual license (with the right to transfer and sublicense) to make, have made, sell, offer for sale, use, execute, reproduce, modify, adapt, display, perform, distribute, make derivative works of, import, export, and disclose the Pre-Existing Materials in connection with the Inventions and to permit others to do any of the foregoing. Life360 is, and shall remain, the sole and exclusive owner of all right, title and interest in and to all materials, names, trademarks, logos, photographs, video, products, and other content it provides to Consultant and all derivative works thereof (collectively, “Life360 Materials”). Consultant may only use such Life360 Materials as set forth in Exhibit A or with Life360’s prior written approval and shall promptly return such Life360 Materials to Life360 and cease use of such Life360 Materials upon termination or expiration of this Agreement or upon Life360’s earlier request. In order to preserve the inherent value of Life360 Materials, Consultant agrees to use the Life360 Materials in a manner that maintains the quality of Life360 Materials and further agrees that all Services Consultant provides using Life360 Materials shall be of the high quality and display the high standards that Life360 has duly established in providing its own services. Life360 hereby reserves all rights not expressly granted herein.

4.Obligations. Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or that would preclude Consultant from complying with the provisions of this Agreement. Consultant will not enter into any such conflicting agreement during the term of this Agreement. Consultant will perform the Services in compliance with all applicable laws and consumer disclosure requirements under federal, state and local laws, statutes, ordinances, rules, regulations, guidance and orders, including without limitation the U.S. Federal Trade Commission Guidelines Regarding Endorsements available on www.ftc.gov. Consultant’s violation of this Section 4 will be considered a material breach under Section 6.B.

5.Reports. Consultant also agrees that Consultant will, from time to time during the term of this Agreement or any extension thereof, keep Life360 advised as to Consultant’s progress in performing the Services under this Agreement.

6.Term and Termination.

a.Term. The term of this Agreement will begin on the date of this Agreement and will continue until the earlier of (i) July 6, 2024 or (ii) the termination of this Agreement as provided for in Section 6.B.

a.Termination. Consultant may terminate this Agreement upon giving the Life360 seven (7) days’ prior written notice of such termination. Life360 may only terminate this Agreement upon giving the Consultant seven (7) days’ prior written notice and only if (a) either Consultant refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement and (b) such non-performance or breach is uncured during the seven day notice period.

a.Survival. Upon such termination, all rights and duties of Life360 and Consultant toward each other shall cease except:

i.Life360 will pay, within thirty (30) days after the effective date of termination, all amounts owing to Consultant for Services completed and accepted by Life360 prior to the termination date and related expenses, if any, submitted in accordance with Life360’s policies and in accordance with the provisions of Section 1 of this Agreement; and

ii.Section 2 (Confidentiality), Section 3 (Ownership), Section 4 (Obligations), Section 7 (Independent Contractor; Benefits), Section 8 (Indemnification), and Section 9 (Miscellaneous) will survive termination of this Agreement.

7.Independent Contractor; Benefits.

a.Independent Contractor. It is the express intention of Life360 and Consultant that Consultant performs the Services as an independent contractor to Life360. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of Life360. Without limiting the generality of the foregoing, Consultant is not authorized to bind Life360 to any liability or obligation or to represent that Consultant has any such authority. Consultant agrees to furnish (or reimburse Life360 for) all tools and materials necessary to accomplish this Agreement and shall incur all expenses associated with performance, except as expressly provided in Exhibit A. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.

b.Benefits. Life360 and Consultant agree that Consultant will receive no Life360-sponsored benefits from Life360. If Consultant is reclassified by a state or federal agency or court as Life360’s employee, Consultant will become a reclassified employee and will receive no benefits from Life360, except those mandated by state or federal law, even if by the terms of Life360’s benefit plans or programs of Life360 in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.

8.Indemnification. Consultant agrees to indemnify and hold harmless Life360 and its directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any negligent, reckless or intentionally wrongful act of Consultant or Consultant’s assistants, employees or agents, (ii) any breach by the Consultant or Consultant’s assistants, employees or agents of any of the covenants contained in this Agreement, (iii) any failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations, or (iv) any violation or claimed violation of a third party’s rights resulting in whole or in part from Life360’s use of the work product of Consultant under this Agreement.

9.Nonsolicitation. From the date of this Agreement until 12 months after the termination of this Agreement (the “Restricted Period”), Consultant will not, without the Company’s prior written consent, directly or indirectly, solicit or encourage any employee or contractor of the Company or its affiliates to terminate employment with, or cease providing services to, the Company or its affiliates. During the Restricted Period, Consultant will not, whether for Consultant’s own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with any person who is or during the period of Consultant’s engagement by the Company was a partner, supplier, customer or client of the Company or its affiliates.

10.Arbitration and Equitable Relief.

a.Arbitration. Consultant agrees that any and all controversies, claims or disputes with anyone (including the Company and any employee, officer, director, stockholder or benefit plan of the Company, in its capacity as such or otherwise) arising out of, relating to or resulting from Consultant’s performance of the Services under this Agreement or the termination of this Agreement, including any breach of this Agreement, shall be subject to binding arbitration pursuant to the laws of the State of California (the “Rules”). CONSULTANT AGREES TO ARBITRATE, AND THEREBY AGREES TO WAIVE ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO, ALL DISPUTES ARISING FROM OR RELATED TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO: ANY STATUTORY CLAIMS UNDER STATE OR FEDERAL LAW, CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, CLAIMS OF HARASSMENT, DISCRIMINATION OR WRONGFUL TERMINATION AND ANY STATUTORY CLAIMS. Consultant understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Consultant. WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the San Francisco, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in San Francisco, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the San Francisco, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure §644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this section.

b.Procedure. Consultant agrees that any arbitration will be administered by the American Arbitration Association (“AAA”), and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. Consultant agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including discovery motions, motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Consultant agrees that the arbitrator will issue a written decision on the merits. Consultant also agrees that the arbitrator will have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Consultant understands that the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA, except that Consultant shall pay the first $200.00 of any filing fees associated with any arbitration Consultant initiates. Consultant agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that, to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules will take precedence.

c.Remedy. Except as provided by the Rules, arbitration will be the sole, exclusive and final remedy for any dispute between the Company and Consultant. Accordingly, except as provided for by the Rules, neither the Company nor Consultant will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding the foregoing, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law that the Company has not adopted.

d.Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Consultant agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of Sections 2 (Confidentiality), 3 (Ownership), 4 (Conflicting Obligations) or 9 (Nonsolicitation) of this Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or the assignment of intellectual property by Consultant pursuant to this Agreement. In the event either the Company or Consultant seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorneys’ fees.

e.Administrative Relief. Consultant understands that this Agreement does not prohibit Consultant from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude Consultant from pursuing court action regarding any such claim.

f.Voluntary Nature of Agreement. Consultant acknowledges and agrees that Consultant is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Consultant further acknowledges and agrees that Consultant has carefully read this Agreement and has asked any questions needed to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Consultant is waiving its right to a jury trial. Finally, Consultant agrees that Consultant has been provided an opportunity to seek the advice of an attorney of its choice before signing this Agreement.

11.Covenant of Consultant. Consultant covenants that it shall have all employees of, or other parties retained by, Consultant to assist with the performance of the Services enter into agreements or otherwise be bound by provisions substantially similar to those set forth in this Agreement, including, but not limited to, those provisions set forth in Sections 2, 3, 4, 7, 8, 9, 10, and 12 which agreements or provisions shall be for the benefit of the Company.

12.Miscellaneous.

a.Governing Law; Dispute Resolution. This Agreement and all disputes arising in connection with it will be governed by the law of the State of California, without reference to its conflicts of law doctrine. Subject to the following arbitration requirements, the parties hereby agree that all litigation arising out of this Agreement shall be subject to the exclusive jurisdiction of and venue in the federal and state courts within San Francisco County, California. Consultant hereby consents to the personal and exclusive jurisdiction and venue of these courts. For any dispute in connection with this Agreement, the parties agree to first attempt to mutually resolve the dispute informally via negotiation. If the dispute has not been resolved after thirty (30) days, the parties agree to resolve any claim, dispute, or controversy (excluding any claims for injunctive or other equitable relief as provided below) arising out of or in connection with or relating to this Agreement, or the breach or alleged breach, by binding arbitration by JAMS, under the Optional Expedited Arbitration Procedures then in effect for JAMS, except as provided herein. The arbitration will be conducted in San Francisco County, California, unless otherwise agreed. Each party will be responsible for paying any JAMS filing, administrative and arbitrator fees in accordance with JAMS rules, and the award rendered by the arbitrator may include costs of arbitration, reasonable attorneys’ fees and reasonable costs for expert and other witnesses. Any judgment on the award rendered by the arbitrator may be entered in any court of competent jurisdiction. Nothing in this Section shall be deemed as preventing Life360 from seeking injunctive or other equitable relief from the courts as necessary to prevent the actual or threatened infringement, misappropriation, or violation of its data security, intellectual property rights or other proprietary rights.

b.Voluntary Nature of Agreement. Consultant acknowledges and agrees that Consultant is executing this Agreement voluntarily and without any duress or undue influence by Life360 or anyone else. Consultant further acknowledges and agrees that Consultant has carefully read this Agreement and has asked any questions needed to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Consultant is waiving its right to a jury trial. Finally, Consultant agrees that Consultant has been provided an opportunity to seek the advice of an attorney of its choice before signing this Agreement.

c.Assignability. Except as otherwise provided in this Agreement, Consultant may not sell, assign or delegate any rights or obligations under this Agreement. Life360 may assign the Agreement without restriction. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any non-permitted assignment will be void and have no effect.

d.Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements between the parties regarding the subject matter of this Agreement. If any provision of this Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

e.Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), or sent via email (with receipt of confirmation of complete transmission) to the party at the party's address or email address written below or at such other address or email address as the party may have previously specified by like notice. If by mail, delivery shall be deemed effective 3 business days after mailing in accordance with this Section.

i.If to Life360: Life360, Inc.; Attn: HR Department; 539 Bryant St, Suite 402, San Francisco, CA 94107; Email: hr@life360.com.

ii.If to Consultant, to the address for notice on the signature page to this Agreement or, if no such address is provided, to the last address of Consultant provided by Consultant to Life360.

f.Attorneys’ Fees. In any court action at law or equity that is brought by one of the parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that party may be entitled.

g.Severability. If any provision of this Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the Effective date.

For Life360, Inc.:

By:	/s/ Heather Houston	Date:	July 10, 2023
NAME: Heather Houston
TITLE: Chief People Officer

Consultant:

By:	/s/ Charles Prober	Date:	July 11, 2023
NAME: Charles Prober
Email:	cjprober@gmail.com

Address:	2320 Crest Lane
Menlo Park, CA 94025

EXHIBIT A

Services and Compensation

Contact: Consultant’s principal Life360 contacts: Chris Hulls, chris@life360.com and Russell Burke, rburke@life360.com

Services: The Consultant’s responsibilities shall include, but are not limited to, the following: Advising Life360 CEO and executive team on strategic and operational matters.

Contract Duration: This agreement shall begin effective Separation Date (as defined in Consultant’s Separation Agreement) and end on July 6, 2024 , subject to the terms provided in section 6. This agreement may be extended beyond the end date based upon mutual agreement between Life360 and Consultant.

Compensation: $500 per hour

Equity and Cash Vesting: During the term of this agreement, Consultant shall continue to vest in any unvested equity awards or unvested cash payments as if Consultant were employed by Life360.

Payment: Consultant will invoice Company according to Consultant’s preferred schedule, either semi-monthly or monthly, for services. Invoices should be emailed directly to ap@life360.com . Payment will be issued according to Consultant’s direct deposit setup within 15 days of invoice approval by Chief Financial Officer or Chief People Officer.

EXHIBIT B

LIFE360, INC.

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

Employee Name: Charles "CJ" Prober
Effective Date: November 22, 2021

As a condition of my becoming employed (or my employment being continued) by Life360, Inc., a Delaware corporation, or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, the receipt of Confidential Information (as defined below) while associated with the Company, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I hereby agree to the following:

1.Relationship. This Confidential Information and Invention Assignment Agreement (this “Agreement”) will apply to my employment relationship with the Company. If that relationship ends and the Company, within one (1) year thereafter, either reemploys me or engages me as a consultant, I agree that this Agreement will also apply to such later employment or consulting relationship, unless the Company and I otherwise agree in writing. Any employment or consulting relationship between the parties hereto, whether commenced prior to, upon or after the date of this Agreement, is referred to herein as the “Relationship.”

2.Applicability to Past Activities. The Company and I acknowledge that I may have performed work, activities, services or made efforts on behalf of or for the benefit of the Company, or related to the current or prospective business of the Company in anticipation of my involvement with the Company, that would have been within the scope of my duties under this agreement if performed during the term of this Agreement, for a period of time prior to the Effective Date of this Agreement (the “Prior Period”). Accordingly, if and to the extent that, during the Prior Period: (i) I received access to any information from or on behalf of the Company that would have been Confidential Information (as defined below) if I received access to such information during the term of this Agreement; or (ii) I (a) conceived, created, authored, invented, developed or reduced to practice any item (including any intellectual property rights with respect thereto) on behalf of or for the benefit of the Company, or related to the current or prospective business of the Company in anticipation of my involvement with the Company, that would have been an Invention (as defined below) if conceived, created, authored, invented, developed or reduced to practice during the term of this Agreement; or (b) incorporated into any such item any pre-existing invention, improvement, development, concept, discovery or other proprietary information that would have been a Prior Invention (as defined below) if incorporated into such item during the term of this Agreement; then any such information shall be deemed “Confidential Information” hereunder and any such item shall be deemed an “Invention” or “Prior Invention” hereunder, and this Agreement shall apply to such activities, information or item as if disclosed, conceived, created, authored, invented, developed or reduced to practice during the term of this Agreement.

3.Confidential Information.

a.Protection of Information. I understand that during the Relationship, the Company intends to provide me with certain information, including Confidential Information (as defined below), without which I would not be able to perform my duties to the Company. At all times during the term of the Relationship and thereafter, I shall hold in strictest confidence, and not use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, and not disclose to any person, firm, corporation or other entity, without written authorization from the Company in each instance, any Confidential Information that I obtain, access or create during the term of the Relationship, whether or not during working hours, until such Confidential Information becomes publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved. I shall not make copies of such Confidential Information except as authorized by the Company or in the ordinary course of my obligations to the Company under the Relationship.

b.Confidential Information. I understand that “Confidential Information” means any and all information and physical manifestations thereof not generally known or available outside the Company and information and physical manifestations thereof entrusted to the Company in confidence by third parties, whether or not such information is patentable, copyrightable or otherwise legally protectable. Confidential Information includes, without limitation: (i) Company Inventions (as defined below); and (ii) technical data, trade secrets, know-how, research, product or service ideas or plans, software codes and designs, algorithms, developments, inventions, patent applications, laboratory notebooks, processes, formulas, techniques, biological materials, mask works, engineering designs and drawings, hardware configuration information, agreements with third parties, lists of, or information relating to, employees and consultants of the Company (including, but not limited to, the names, contact information, jobs, compensation, and expertise of such employees and consultants), lists of, or information relating to, suppliers and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the Relationship), price lists, pricing methodologies, cost data, market share data, marketing plans, licenses, contract information, business plans, financial forecasts, historical financial data, budgets or other business information disclosed to me by the Company either directly or indirectly, whether in writing, electronically, orally, or by observation.

c.Third Party Information. My agreements in this Section 3 are intended to be for the benefit of the Company and any third party that has entrusted information or physical material to the Company in confidence. During the term of the Relationship and thereafter, I will not improperly use or disclose to the Company any confidential, proprietary or secret information of my former employer(s) or any other person, and I will not bring any such information onto the Company’s property or place of business.

d.Other Rights. This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the protection of trade secrets or confidential or proprietary information.

e.U.S. Defend Trade Secrets Act. Notwithstanding the foregoing, the U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (iii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

4.Ownership of Inventions.

a.Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a complete list describing with particularity all Inventions (as defined below) that, as of the Effective Date: (i) have been created by or on behalf of me, and/or (ii) are owned exclusively by me or jointly by me with others or in which I have an interest, and that relate in any way to any of the Company’s actual or proposed businesses, products, services, or research and development, and which are not assigned to the Company hereunder (collectively “Prior Inventions”); or, if no such list is attached, I represent and warrant that there are no such Inventions at the time of signing this Agreement, and to the extent such Inventions do exist and are not listed on Exhibit A, I hereby irrevocably and forever waive any and all rights or claims of ownership to such Inventions. I understand that my listing of any Inventions on Exhibit A does not constitute an acknowledgement by the Company of the existence or extent of such Inventions, nor of my ownership of such Inventions. I further understand that I must receive the formal approval of the Company before commencing my Relationship with the Company.

b.Use or Incorporation of Inventions. If in the course of the Relationship, I use or incorporate into any of the Company’s products, services, processes or machines any Invention not assigned to the Company pursuant to Section 4(d) of this Agreement in which I have an interest, I will promptly so inform the Company in writing. Whether or not I give such notice, I hereby irrevocably grant to the Company a nonexclusive, fully paid-up, royalty-free, assumable, perpetual, worldwide license, with right to transfer and to sublicense, to practice and exploit such Invention and to make, have made, copy, modify, make derivative works of, use, sell, import, and otherwise distribute such Invention under all applicable intellectual property laws without restriction of any kind.

c.Inventions. I understand that “Inventions” means discoveries, developments, concepts, designs, ideas, know how, modifications, improvements, derivative works, inventions, trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable. I understand this includes, but is not limited to, any new product, machine, article of manufacture, biological material, method, procedure, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon. I understand that “Company Inventions” means any and all Inventions that I may solely or jointly author, discover, develop, conceive, or reduce to practice during the period of the Relationship or otherwise in connection with the Relationship, except as otherwise provided in Section 4(g) below.

d.Assignment of Company Inventions. I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all of my right, title and interest throughout the world in and to any and all Company Inventions and all patent, copyright, trademark, trade secret and other intellectual property rights and other proprietary rights therein. I hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, that I now have or may hereafter have for infringement of any and all Company Inventions. I further acknowledge that all Company Inventions that are made by me (solely or jointly with others) within the scope of and during the period of the Relationship are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my salary. Any assignment of Company Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, I hereby waive and agree not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law. If I have any rights to the Company Inventions, other than Moral Rights, that cannot be assigned to the Company, I hereby unconditionally and irrevocably grant to the Company during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, distribute, display, perform, prepare derivative works of and otherwise modify, make, have made, sell, offer to sell, import, practice methods, processes and procedures and otherwise use and exploit, such Company Inventions.

e.Maintenance of Records. I shall keep and maintain adequate and current written records of all Company Inventions made or conceived by me (solely or jointly with others) during the term of the Relationship. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, or any other format. The records will be available to and remain the sole property of the Company at all times. I shall not remove such records from the Company’s place of business or systems except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. I shall deliver all such records (including any copies thereof) to the Company at the time of termination of the Relationship as provided for in Section 5 and Section 6.

f.Intellectual Property Rights. I shall assist the Company, or its designee, at its expense, in every proper way in securing the Company’s, or its designee’s, rights in the Company Inventions and any copyrights, patents, trademarks, mask work rights, Moral Rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive and shall never assert such rights, and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees the sole and exclusive right, title and interest in and to such Company Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. My obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue during and at all times after the end of the Relationship and until the expiration of the last such intellectual property right to expire in any country of the world. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such instruments and papers and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright, mask work and other registrations related to such Company Inventions. This power of attorney is coupled with an interest and shall not be affected by my subsequent incapacity.

g.Exception to Assignments. Subject to the requirements of applicable state law, if any, I understand that the Company Inventions will not include, and the provisions of this Agreement requiring assignment of inventions to the Company do not apply to, any invention which qualifies fully for exclusion under the provisions of applicable state law, if any, attached hereto as Exhibit B. In order to assist in the determination of which inventions qualify for such exclusion, I will advise the Company promptly in writing, during and for a period of twelve (12) months immediately following the termination of the Relationship, of all Inventions solely or jointly conceived or developed or reduced to practice by me during the period of the Relationship.

5.Company Property; Returning Company Documents. I acknowledge that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, files, e-mail messages, and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored or reviewed at any time without notice. I further acknowledge that any property situated on the Company’s premises or systems and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. At the time of termination of the Relationship, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns.

6.Termination Certification. In the event of the termination of the Relationship, I shall sign and deliver the “Termination Certification” attached hereto as Exhibit C; however, my failure to sign and deliver the Termination Certification shall in no way diminish my continuing obligations under this Agreement.

7.Notice to Third Parties. During the periods of time during which I am restricted in taking certain actions by the terms of Section 8 of this Agreement (the “Restriction Period”), I shall inform any entity or person with whom I may seek to enter into a business relationship (whether as an owner, employee, independent contractor or otherwise) of my contractual obligations under this Agreement. I acknowledge that the Company may, with or without prior notice to me and whether during or after the term of the Relationship, notify third parties of my agreements and obligations under this Agreement. Upon written request by the Company, I will respond to the Company in writing regarding the status of my employment or proposed employment with any party during the Restriction Period.

8.Solicitation of Employees, Consultants and Other Parties. As described above, I acknowledge that the Company’s Confidential Information includes information relating to the Company’s employees, consultants, customers and others, and I will not use or disclose such Confidential Information except as authorized by the Company in advance in writing. I further agree as follows:

a.Employees, Consultants. During the term of the Relationship, and for a period of twelve (12) months immediately following the termination of the Relationship for any reason, whether with or without cause, I shall not, directly or indirectly, solicit any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit employees or consultants of the Company, either for myself or for any other person or entity.

b.Other Parties. During the term of the Relationship, I will not influence any of the Company’s clients, licensors, licensees or customers from purchasing Company products or services or solicit or influence or attempt to influence any client, licensor, licensee, customer or other person either directly or indirectly, to direct any purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

9.At-Will Relationship. I understand and acknowledge that, except as may be otherwise explicitly provided in a separate written agreement between the Company and me, my Relationship with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the Relationship at any time for any reason or no reason, without further obligation or liability, other than those provisions of this Agreement that explicitly continue in effect after the termination of the Relationship.

10.Representations and Covenants.

a.Facilitation of Agreement. I shall execute promptly, both during and after the end of the Relationship, any proper oath, and to verify any proper document, required to carry out the terms of this Agreement, upon the Company’s written request to do so.

b.No Conflicts. I represent and warrant that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into, with any third party, including without limitation any agreement to keep in confidence proprietary information or materials acquired by me in confidence or in trust prior to or during the Relationship. I will not disclose to the Company or use any inventions, confidential or non- public proprietary information or material belonging to any previous client, employer or any other party. I will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any previous client, employer or any other party. I represent and warrant that I have listed on Exhibit A all agreements (e.g., non- competition agreements, non-solicitation of customers agreements, non-solicitation of employees agreements, confidentiality agreements, inventions agreements, etc.), if any, with a current or former client, employer, or any other person or entity, that may restrict my ability to accept employment with the Company or my ability to recruit or engage customers or service providers on behalf of the Company, or otherwise relate to or restrict my ability to perform my duties for the Company or any obligation I may have to the Company. I shall not enter into any written or oral agreement that conflicts with the provisions of this Agreement.

c.Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement, that I understand and have voluntarily accepted such provisions, and that I will fully and faithfully comply with such provisions.

11.Electronic Delivery. Nothing herein is intended to imply a right to participate in any of the Company’s equity incentive plans, however, if I do participate in such plan(s), the Company may, in its sole discretion, decide to deliver any documents related to my participation in the Company’s equity incentive plan(s) by electronic means or to request my consent to participate in such plan(s) by electronic means. I hereby consent to receive such documents by electronic delivery and agree, if applicable, to participate in such plan(s) through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

12.Miscellaneous.

a.Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of California, without giving effect to principles of conflicts of law.

b.Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to its subject matter and merges all prior discussions between us. No amendment to this Agreement will be effective unless in writing signed by both parties to this Agreement. The Company shall not be deemed hereby to have waived any rights or remedies it may have in law or equity, nor to have given any authorizations or waived any of its rights under this Agreement, unless, and only to the extent, it does so by a specific writing signed by a duly authorized officer of the Company, it being understood that, even if I am an officer of the Company, I will not have authority to give any such authorizations or waivers for the Company under this Agreement without specific approval by the Board of Directors. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

c.Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, and will be for the benefit of the Company, its successors, and its assigns.

d.Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records.

e.Severability. If one or more of the provisions in this Agreement are deemed void or unenforceable to any extent in any context, such provisions shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Agreement shall not be affected. The Company and I have attempted to limit my right to use, maintain and disclose the Company’s Confidential Information, and to limit my right to solicit employees and customers only to the extent necessary to protect the Company from unfair competition. Should a court of competent jurisdiction determine that the scope of the covenants contained in Section 8 exceeds the maximum restrictiveness such court deems reasonable and enforceable, the parties intend that the court should reform, modify and enforce the provision to such narrower scope as it determines to be reasonable and enforceable under the circumstances existing at that time.

f.Remedies. I acknowledge that violation of this Agreement by me may cause the Company irreparable harm, and therefore I agree that the Company will be entitled to seek extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security (or, where such a bond or security is required, that a $1,000 bond will be adequate), in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.

g.Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

h.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile or scanned copy will have the same force and effect as execution of an original, and a facsimile or scanned signature will be deemed an original and valid signature.

[Signature Page Follows]

The parties have executed this Confidential Information and Invention Assignment Agreement on the respective dates set forth below, to be effective as of the Effective Date first above written.

THE COMPANY:
LIFE360, INC.

By:	/s/ Chris Hulls
Name: Chris Hulls
Title: Chief Executive Officer

EMPLOYEE:

By:	/s/ Charles "CJ" Prober	Date:	11/22/2021
Name: Charles "CJ" Prober

Address:	Menlo Park, CA 94025

EXHIBIT A

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP
EXCLUDED UNDER SECTION 4(a) AND CONFLICTING AGREEMENTS DISCLOSED UNDER SECTION 10(b)

The following is a list of (i) all Inventions that, as of the Effective Date: (A) have been created by me or on my behalf, and/or (B) are owned exclusively by me or jointly by me with others or in which I have an interest, and that relate in any way to any of the Company’s actual or proposed businesses, products, services, or research and development, and which are not assigned to the Company hereunder and (ii) all agreements, if any, with a current or former client, employer, or any other person or entity, that may restrict my ability to accept employment with the Company or my ability to recruit or engage customers or service providers on behalf of the Company, or otherwise relate to or restrict my ability to perform my duties for the Company or any obligation I may have to the Company:

Title	Date	Identifying Number or Brief Description

Except as indicated above on this Exhibit, I have no inventions, improvements or original works to disclose pursuant to Section 4(a) of this Agreement and no agreements to disclose pursuant to Section 10(b) of this Agreement.

____ Additional sheets attached

Signature of Employee:	/s/ Charles "CJ" Prober
Print Name of Employee:	Charles "CJ" Prober
Date:	11/22/2021

EXHIBIT B

Section 2870 of the California Labor Code is as follows:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

1.Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

2.     Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT C
TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to Life360, Inc., a Delaware corporation, its subsidiaries, affiliates, successors or assigns (collectively, the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”) signed by me, including the reporting of any Inventions (as defined therein), conceived or made by me (solely or jointly with others) covered by the Confidentiality Agreement, and I acknowledge my continuing obligations under the Confidentiality Agreement.

I further agree that, in compliance with the Confidentiality Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months immediately following the termination of my Relationship with the Company, I shall not either directly or indirectly solicit any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit employees or consultants of the Company, either for myself or for any other person or entity.

Further, I agree that I shall not use any Confidential Information of the Company to influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct any purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

Signature of Employee:
Print Name of Employee:
Date:

Exhibit C
Second Separation Agreement

This Second Separation Agreement and Release of Claims (the “Second Separation Agreement” or “Agreement”) is offered as of the Separation Date pursuant to the Separation Agreement and Release of Claims offered to you on or about January 18, 2023 (“First Separation Agreement”). It confirms the agreement between you and Life360, Inc. (the “Company”) regarding the termination of your employment with the Company and offers you the consideration described below in exchange for a general release of claims. Capitalized but undefined terms have the definitions set forth in that certain Employment Agreement between you and the Company dated November 22, 2021, as amended on or about April 11, 2022 (collectively the “Employment Agreement”). You acknowledge that, effective January 1, 2023, your employment transitioned from Tile, Inc. to the Company, with the rights and obligations pertaining to your employment with Tile, Inc. under the Employment Agreement transferring to your employment with the Company, such that the terms of your employment with the Company are the same as those of your employment with Tile, Inc., including, but not limited to, the transfer of the provisions of Paragraphs 6 and 7 of the Employment Agreement being applicable, as of January 1, 2023, to your employment with the Company and without the transition of your employment from Tile, Inc. to the Company having triggered any entitlement to any payment, accelerated vesting, or any other entitlement under Paragraphs 6 or 7 of the Employment Agreement except as otherwise set forth herein.

1.Separation Date. As set forth in the First Separation Agreement you previously indicated your intent to resign from your employment with the Company for Good Reason pursuant to the terms of the Employment Agreement and have now resigned pursuant to the terms of the First Separation Agreement. Having now resigned, your employment with the Company will be terminated effective July 7, 2023 (“Separation Date”). After the Separation Date, you will not say or do anything to any individual or entity in which you purport to bind the Company or any of its affiliates. In addition to the terms of this Second Separation Agreement, you agree to remain bound by any provisions of the Employment Agreement that continue by their terms and under applicable law after the Separation Date.

2.Severance Payment. Subject to Sections 6 and 7 of the Employment Agreement, the Company shall pay or provide, as applicable, and you shall receive, the payments and benefits set forth in Section 6 of the Employment Agreement in accordance with its terms or as modified by your agreement herein. Specifically, in exchange for your agreement to the general release and waiver of claims set forth below and your other promises herein, the Company will pay you the following payment (“Severance Payment”), to which you are not otherwise entitled and which you acknowledge represent full satisfaction of the Company’s obligations under Sections 6 and 7 of the Employment Agreement.

a.A lump sum cash amount equal to 12 months of your base salary, which equals a total lump sum cash amount of $400,000 and is subject to applicable payroll deductions and withholdings. This lump sum will be payable on or before the seventh (7th) calendar day following the Effective Date.

b.A lump sum cash amount equal to your Target Bonus Amount, which equals a total lump sum cash amount of $300,000 and is subject to applicable payroll deductions and withholdings. This lump sum will be payable on or before the seventh (7th) calendar day following the Effective Date.

3.COBRA. You will receive information about your right to continue your group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) after the Separation Date. In order to continue your coverage, you must complete and file the required election form within the required timeframe. If you sign this Agreement and elect to continue group health insurance coverage, then the Company will directly pay or reimburse you for the premiums required to continue your and your covered dependents’ current Company-provided health coverage pursuant to the provisions of COBRA, until the earliest of (a) the end of the first anniversary of the Separation Date and (b) the date you and your covered dependents, if any, become eligible for health coverage under another employer’s plans. You acknowledge that you otherwise would not have been entitled to any continuation of Company-paid health insurance. You must submit proof of your COBRA premium payments to the Company to receive the COBRA reimbursements. Requests for reimbursement (along with proof of payment of the premium amounts) must be submitted to the Company within ninety (90) days of being incurred to be reimbursable. Reimbursement will be processed with the next regular payroll cycle after receipt of the request and proof of payment. COBRA reimbursements are not taxable income and will be reimbursed in full according to your direct deposit setup in the Company’s payroll system.

4.Equity Awards. To the extent that the Company has granted you Restricted Stock Units (“RSU’s”) and/or an option or options to purchase shares of its Common Stock (the “Option(s)”), such equity awards shall not be subject to accelerated vesting as set forth in Paragraph 6(a) of the Employment Agreement, nor shall you be entitled to accelerated vesting of the Retention Equity Award set forth in the Employment Agreement provided for in Paragraph 6(a) of the Employment Agreement. Instead, the Company agrees to engage you as a consultant pursuant to the Consulting Agreement attached hereto as Exhibit A and to cause all Option(s) and/or RSU’s granted to you, to the extent valid as of the Separation Date, to continue in their applicable vesting schedules through July 6, 2024, governed by the terms of the agreements that currently apply to each such Option and/or RSU (provided, however, that if such vesting ceases by virtue of a Change of Control, or would violate any regulatory provisions, including, without limitation, any regulations with respect to the Australian Securities Exchange, then such vesting shall not occur and you and Company shall, in good faith, consider alternative arrangements designed to provide similar economic value to you). In addition, any cash and equity that you revested in connection with the Merger will be released to you on the Separation Date.

5.Annual Performance Bonus. As of the Separation Date, you shall be deemed to have earned an Annual Performance Bonus prorated for the first half of 2023, calculated as follows: 50% of your Target Bonus Amount for individual qualitative performance will be paid in full and the other 50% of your Target Bonus Amount shall be subject to the percentage figure approved by the Company’s Remuneration Committee for company performance and applied generally to executive bonuses. This bonus amount shall be payable during the first half of 2023 bonus pay period applicable to executives. You agree and acknowledge that, other than the bonus set forth in this paragraph and the second half of your annual bonus for 2022 that is payable in Q1 2023 (which will be paid out at a level consistent with similarly situated executives), you will not be entitled to any other Annual Performance Bonus that you have not already been paid as of the date you sign this Agreement.

6.General Release. In consideration for receiving the Severance Payment and other benefits described above, the sufficiency of which as consideration you hereby acknowledge, to the fullest extent permitted by applicable law, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or any of their related entities, affiliated companies, predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans (collectively the “Releasees”) with respect to any matter, including (without limitation) any matter related to your employment with the Company or any other of the Releasees or the termination of that employment, including (without limitation) claims or demands related to base pay, salary, bonuses, commissions, stock, stock options, stock-based compensation or any other equity and/or ownership interests in the Company, vacation/paid time off, fringe benefits, expense reimbursements, severance pay or any other form of compensation, attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the California Labor Code, the Private Attorneys General Act (“PAGA”), the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Fair Labor Standards Act, the National Labor Relations Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Workers Adjustment and Retraining Notification Act and all other laws and regulations relating to employment. However, this release covers only those claims that arose prior to the execution of this Agreement and only those claims that may be waived by applicable law. Execution of this Agreement does not bar (a) any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement, (b) any claim for coverage under any D&O or other insurance policy, (c) any claim to indemnification under Section 2802 of the California Labor Code, any agreement with the Company or otherwise, (d) any right you have to file or pursue a claim for workers’ compensation or unemployment insurance, or (e) any rights which are not waivable as a matter of law.

You covenant not to sue any of the Releasees for any of the claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action. Further, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against any of the Releasees, except as required by law.

You understand that this Agreement does not limit your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each, a “Government Agency”), except that you acknowledge and agree and hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding before the Equal Employment Opportunity Commission, the Securities and Exchange Commission, or any analogous federal, state or other government agency, to the extent allowed by applicable law. You further understand that this Agreement does not limit your ability to communicate with, or otherwise participate in any investigation or proceeding that may be conducted by, a Government Agency. Notwithstanding anything to the contrary herein, this Agreement does not limit your right to receive a statutory award for information provided to the Securities and Exchange Commission.

7.Effective Date, Acknowledgment of Waiver of Claims under ADEA. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 (ADEA) and the Older Workers Benefit Protection Act (OWBPA). You agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA or OWBPA after the Effective Date of this Agreement (defined below). You also acknowledge that the consideration given for the waiver and release herein is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you are advised hereby to consult with an attorney before signing this Agreement; (c) you have up to twenty-one (21) days from the date you receive this Agreement to execute this Agreement (although you may choose to knowingly and voluntarily execute this Agreement earlier, as signified by the date and signature below); (d) you have seven (7) days following your execution of this Agreement to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you (the “Effective Date”); (f) the Company has no obligation to provide any of the sums or consideration or perform any act referred to in this Agreement until it becomes effective and enforceable; (g) you have carefully read, and understand, all of the provisions of this Agreement; and (h) this Agreement does not affect your ability to test the knowing and voluntary nature of this Agreement. You acknowledge that any such revocation must be made by delivering a written notice of revocation to Life360, Attention: Human Resources and for such revocation to be effective, notice must be received no later than 11:59 PM (Pacific Time) on the seventh (7th) calendar day after you execute this Agreement.

8.Confidential Information and Invention Assignment Agreement. At all times in the future, you will remain bound by the Confidential Information and Invention Assignment Agreement you signed upon joining the Company, and as updated throughout your employment, and a copy of which is attached as Exhibit B, and that this Agreement does not modify or impact such Confidential Information and Invention Assignment Agreement or your obligations under such agreement in any way. You further acknowledge that as a result of your employment with the Company you have had access to the Company’s Confidential Information (as defined in Confidential Information and Invention Assignment Agreement), that you will hold all Confidential Information in strictest confidence and that you will not make use of such Confidential Information on behalf of anyone. Except as expressly provided in this Agreement, this Agreement renders null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

9.DTSA Notice. Pursuant to the federal Defend Trade Secrets Act of 2016 (“DTSA”), you shall not be held criminally or civilly liable under the federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made to the your attorney in relation to a lawsuit for retaliation against you for reporting a suspected violation of law; or (iii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and the trade secret is not disclosed except pursuant to court order. Under proper circumstances the DTSA may provide a limited exception to your obligations of confidentiality to Company.

10.Expense Reimbursements. You agree that, on or within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

11.Company Property. Within five (5) business days after your contemplated advisory period ends (or earlier if requested by the Company), you will return to the Company all Company owned documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, financial and operational information, password and account information, customer lists and contact information, prospect information, product and services information, research and development information, drawings, records, plans, forecasts, pipeline reports, sales reports, other reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, monitors, facsimile machines, mobile telephones, tablets, handheld devices, and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part and in any medium). You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above. In addition, if you have used any personally-owned computer, server, or email system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) business days after your contemplated advisory period ends (or earlier if requested by the Company), you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done.

12.Acknowledgements and Representations. You acknowledge and represent that you have not suffered any discrimination, harassment, or retaliation by any of the Releasees on account of your race, gender, national origin, religion, marital or registered domestic partner status, sexual orientation, age, disability, medical condition, or any other characteristic protected by law. You acknowledge and represent that you have not been denied any leave, benefits, or rights to which you may have been entitled under the FMLA, CFRA or any other federal or state law, and that you have not suffered any job-related wrongs or injuries for which you might still be entitled to compensation or relief. You certify that you have not failed to report any work-related injuries or illnesses arising out of or in the course and scope of your employment with the Company. You further acknowledge and represent that, except as expressly provided in this Agreement, you have been paid all earned wages, bonuses, compensation, benefits and other amounts that any of the Released Parties have ever owed to you, and you understand that you will not receive any additional compensation, severance, or benefits after the Separation Date, with the exception of any vested right you may have under the terms of a written ERISA- qualified benefit plan.

13.Waiver. You expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

14.No Admission. This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns.

15.No Actions or Claims. Except as otherwise described in Paragraph 6, you represent that you have not filed any charges, complaints, grievances, arbitrations, lawsuits, or claims against the Company, with any local, state or federal agency, union or court from the beginning of time to the date of execution of this Agreement and that you will not do so at any time hereafter, based upon events occurring prior to the date of execution of this Agreement. In the event any court ever assumes jurisdiction of any lawsuit, claim, charge, grievance, arbitration, or complaint, or purports to bring any legal proceeding on your behalf, you will ask any such agency, union or court to withdraw from and/or dismiss any such action or grievance, with prejudice to the extent permitted by law.

16.Confidentiality of Agreement. You agree that this Agreement does not involve any claim against the Company or any of the Released Parties for discrimination, retaliation, sexual harassment or assault, or retaliation. Accordingly, you agree that you will not disclose to others the existence or terms of this Agreement, except that you may disclose such information to Government Agencies or to your spouse, attorney or tax adviser if such individuals agree that they will not disclose to others the existence or terms of this Agreement, to the extent allowed under the law. This Agreement does not prevent or restrict the disclosure of factual information related to any claim filed in a civil action or a complaint filed in an administrative action regarding an act of sexual assault, an act of sexual harassment, an act of workplace harassment or discrimination, failure to prevent an act of workplace harassment or discrimination, or an act of retaliation against a person for reporting or opposing harassment or discrimination.

17.No Disparagement. You agree that you will not disparage Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. Nothing in this section or in this Agreement shall prohibit you from providing truthful information in response to a subpoena, court order, written request from an administrative agency or legislature, or other law or legal process.

18.Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

19.Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of California (other than their choice-of-law provisions).

20.Miscellaneous. This Agreement, together with Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy or PDF will have the same force and effect as execution of an original, and a facsimile signature or PDF signature will be deemed an original and valid signature.

If this Agreement is acceptable to you, please sign and date the appropriate area below, electronically, and return the signed agreement via DocuSign on or before the 21st day after your receipt of this Agreement. The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement within this timeframe.

We wish you the best in your future endeavors.
Sincerely,
LIFE360, INC.
Heather Houston
Chief Peoploe Officer

ACCEPTED AND AGREED
I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

Dated:	July 11, 2023	By:	/s/ CJ Prober
Charles Prober

AMENDMENT NO. 1 TO
SEPARATION AGREEMENT AND RELEASE OF CLAIMS

THIS AMENDMENT No. 1 (“Amendment”) is made effective as of May 12, 2023 (“Effective Date”) by and between Life360, Inc. (the “Company”) and Charles Prober (“Executive”).

WHEREAS, Life360 and Executive have entered into the Separation Agreement and Release of Claims dated January 18, 2023 (“Agreement”); and

WHEREAS, Life360 hired and appointed a new Chief Operating Officer on May 2, 2023; and

WHEREAS, the parties hereto desire to enter into this Amendment for the purposes hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.In Section 1 (Resignation and Extension of Separation Date) of the Agreement, the following sentence is hereby deleted:

The Company agrees to allow you to remain in your current position with the Company until the earlier of a) 30 calendar days after the company hires a new Chief Operating Officer or equivalent role per the Company’s sole discretion or b) September 2, 2023, at which time you will resign from your employment with the Company (“Separation Date”).

And shall be replaced with the following language:

The Company agrees to allow you to remain in your current position with the Company until July 7, 2023, at which time you will resign from your employment with the Company (“Separation Date”).

2.Except as otherwise provided herein, all terms and conditions of the Agreement shall remain in full force and effect, and capitalized terms shall have the same meaning as set forth in the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the Effective Date.

Life360, Inc.		Executive

By:	/s/ Russell Burke	By:	/s/ Charles Prober

Name:	Russell Burke	Name:	Charles Prober

Title:	Chief Financial Officer

Date:	May 12, 2023	Date:	May 12, 2023
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